Exhibit 4(m)
FIRST AMENDING AGREEMENT
THIS AGREEMENT is made as of July 29, 2008
BETWEEN:
POTASH CORPORATION OF SASKATCHEWAN INC., a corporation subsisting under the laws of Canada (hereinafter referred to as the “Borrower”),
OF THE FIRST PART,
- and -
THE FINANCIAL INSTITUTIONS SET FORTH ON THE SIGNATURE PAGES HEREOF UNDER THE HEADING “LENDERS:” (hereinafter referred to collectively as the “Lenders” and individually as a “Lender”),
OF THE SECOND PART,
- and -
THE BANK OF NOVA SCOTIA, a Canadian chartered bank, as agent of the Lenders (hereinafter referred to as the “Agent”),
OF THE THIRD PART.
          WHEREAS each of Bank of Tokyo-Mitsubishi UFJ (Canada), HSBC Bank Canada and Bank of America, N.A., Canada Branch (collectively, the “New Lenders” and individually, a “New Lender”) have each agreed to provide an additional Commitment and to become a Lender in accordance with Section 2.18 of the Credit Agreement;
          AND WHEREAS Royal Bank of Canada has agreed to increase its existing Commitment by U.S.$25,000,000;
          AND WHEREAS the parties hereto have agreed to amend and supplement certain provisions of the Credit Agreement as hereinafter set forth;
          NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:
1.     Interpretation
1.1.     In this Agreement and the recitals hereto, unless something in the subject matter or context is inconsistent therewith:

“Agreement” means this agreement, as amended, modified, supplemented or restated from time to time.
“Credit Agreement” means the credit agreement made as of May 29, 2008 between the Borrower, The Bank of Nova Scotia, Royal Bank of Canada and Bank of Montreal and such other financial institutions as become party thereto, as lenders, and the Agent.
1.2.     Capitalized terms used herein without express definition shall have the same meanings herein as are ascribed thereto in the Credit Agreement.
1.3.     The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreements supplemental hereto.
1.4.     This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
2.     Amendments and Supplements
2.1.     Increase in Credit Facility. The existing definition of “Credit Facility” contained in Section 1.1 of the Credit Agreement is hereby amended to delete “U.S.$750,000,000” where it appears in the first line thereof and to substitute therefor the amount of “U.S.$1,000,000,000”. The parties hereto hereby confirm and agree that the maximum principal amount of the Credit Facility is hereby increased to U.S.$1,000,000,000 from U.S.$750,000,000.
2.2.     Addition of New Lenders.
(a)	Addition of New Lenders. The parties hereto hereby confirm and agree that, from and after the date hereof, each of the New Lenders shall be a Lender for all purposes of the Credit Agreement and the other Documents having the Commitment set forth opposite its name on Schedule A hereto and all references herein or therein to “Lenders” or a “Lender” shall be deemed to include the New Lenders.

(b)	Novation of New Lenders. Each of the New Lenders hereby agrees that it will be bound by the Credit Agreement and the other Documents as a Lender to the extent of its Commitment as fully as if it had been an original party to the Credit Agreement.

(c)	The Agent. Without in any way limiting the other provisions hereof, each of the New Lenders irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with the provisions of the Credit Agreement.

(d)	Independent Credit Decision. Each of the New Lenders and, with respect to the increase in its Commitment, Royal Bank of Canada acknowledges to the Agent that such New Lender and Royal Bank of Canada has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and its Subsidiaries, all of the matters and transactions contemplated herein and in the Credit Agreement and other Documents and all other matters incidental to the Credit Agreement and the other Documents. Each of the New Lenders and Royal Bank of Canada confirms with the Agent that it does not rely, and it will not hereafter rely, on the Agent:
(i)	to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower, its Subsidiaries or any other person under or in connection with the Credit Agreement and other Documents or the transactions therein contemplated (whether or not such information has been or is hereafter distributed to it by the Agent); or

(ii)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower and its Subsidiaries.
Each of the New Lenders and Royal Bank of Canada acknowledges to the Agent that a copy of the Credit Agreement (including a copy of the Schedules annexed thereto) has been made available to it for review and further acknowledges and agrees that it has received copies of such other Documents and such other information that it has requested for the purposes of its investigation and analysis of all matters related to this Agreement, the Credit Agreement, the other Documents and the transactions contemplated hereby and thereby. Each of the New Lenders and Royal Bank of Canada acknowledges to the Agent that it is satisfied with the form and substance of the Credit Agreement (as amended and supplemented hereby) and the other Documents.

(e)	Consent of Agent. The Agent hereby consents to the addition of each of the New Lenders into the Credit Agreement as a Lender and agrees to recognize each of the New Lenders as a Lender under the Credit Agreement as fully as if each such New Lender had been an original party to the Credit Agreement.
2.3.     New Schedule A; Revised Commitments. Schedule A to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto, inter alia, to increase the Commitment of Royal Bank of Canada to the amount set forth opposite its name on such new Schedule A.
2.4.     Fees Payable in Respect of Increase in Commitments and in Respect of New Lender Commitments. The Borrower hereby agrees to pay to the Agent, for Royal Bank of Canada, a fee in United States Dollars in an amount equal to 0.10% of the increase in the Commitment of Royal Bank of Canada. In addition, the Borrower hereby agrees to pay to the Agent, for each New Lender, a fee in United States Dollars in an amount equal to 0.10% of the Commitment of each New Lender.

3.     Funding of Loans to Reflect Revised Commitments
3.1.     Funding of Outstanding Loans Under the Credit Facility. In order to give effect to the foregoing, upon the satisfaction of the conditions precedent set forth below, the Lenders hereby agree to take all steps and actions and execute and deliver all agreements, instruments and other documents as may be required by the Agent or any of the Lenders (including the assignment of interests in, or the purchase of participations in, existing Loans) to give effect to the foregoing increase in the Credit Facility and revised Commitments and to ensure that the aggregate Obligations owing to each Lender under the Credit Facility are outstanding in proportion to each Lender’s Rateable Portion of all outstanding Obligations under the Credit Facility after giving effect to such increase and revised Commitments; provided that, the foregoing provisions of this Section 3.1 shall not apply to Libor Loans, Bankers’ Acceptances and BA Equivalent Advances outstanding on the date hereof, such Libor Loans, Bankers’ Acceptances and BA Equivalent Advances being subject to and dealt with pursuant to Sections 3.2 and 3.3 hereof, respectively.
3.2.     Outstanding Libor Loans.
(a)	The parties hereby acknowledge that, on the date hereof, Libor Loans having Interest Periods ending after the date hereof are outstanding (the “Outstanding Libor Loans”). Notwithstanding any provision of the Credit Agreement or this Agreement to the contrary, until the expiry of the applicable Interest Periods, each of the New Lenders and the Lenders which are increasing their respective Commitments shall not (but in the case of the Lenders increasing their respective Commitments only with respect to the increased amounts of their respective Commitments) have any right, title, benefit or interest in or to any Outstanding Libor Loans nor any obligation or liability to the other Lenders in respect thereof.

(b)	From time to time, as the Interest Periods of the Outstanding Libor Loans expire and Rollovers and Conversions are made by the Borrower in respect thereof, each of the Lenders shall participate in the Loans effecting such Rollovers and Conversions to the full extent of its revised Commitment after giving effect to the provisions of this Agreement.
3.3.     Outstanding Bankers’ Acceptances.
(a)	The parties hereby acknowledge that, on the date hereof, Bankers’ Acceptances and BA Equivalent Advances having terms to maturity ending after the date hereof may be outstanding (the “Outstanding BAs”). Notwithstanding any provision of the Credit Agreement or this Agreement to the contrary, each of the New Lenders and the Lenders which are increasing their respective Commitments shall not (but in the case of the Lenders increasing their respective Commitments only with respect to the increased amounts of their respective Commitments) have any right, title, benefit or interest in or to any Outstanding BAs nor any obligation or liability to the other Lenders in respect thereof, it being acknowledged and agreed by the parties hereto that any obligation of the Borrower to pay or reimburse the Lenders in respect of the Outstanding BAs is solely a risk and for the account of the initial Lenders based upon their respective Commitments as in effect prior to and without regard to the provisions of this Agreement.

(b)	Notwithstanding the foregoing, from time to time, as the Outstanding BAs mature and Rollovers and Conversions are made by the Borrower in respect thereof, each of the Lenders shall participate in the Loans effecting such Rollovers and Conversions to the full extent of its revised or new, as applicable, Commitment after giving effect to the provisions of this Agreement.
4.     Representations and Warranties
     The Borrower hereby represents and warrants as follows to each Lender and the Agent and acknowledges and confirms that each Lender and the Agent is relying upon such representations and warranties:
(a)	Status and Power

It is a corporation duly incorporated and organized and validly subsisting in good standing under the laws of Canada. It is duly qualified, registered or licensed in all jurisdictions where such qualification, registration or licensing is required, except where the failure to be so qualified would not have and would not reasonably be expected to have a Material Adverse Effect. It has all requisite capacity, power and authority to own, hold under licence or lease its properties necessary for the conduct of its business and to carry on its business as currently conducted. It has all requisite corporate capacity, power and authority to enter into and carry out the transactions contemplated by this Agreement.

(b)	Authorization and Enforcement

All necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance by the Borrower of this Agreement. It has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of the Borrower enforceable against the Borrower by the Agent and the Lenders in accordance with its terms, subject to the qualifications contained in the opinion of the Borrower’s counsel delivered pursuant to Section 5(c).

(c)	Compliance with Other Instruments

The execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated herein do not conflict with, result in any breach or violation of, or constitute a default under the terms, conditions or provisions of the charter or constating documents or by-laws of, or any unanimous shareholder agreement relating to, the Borrower or of any law, regulation, judgment, decree or order binding on or applicable to the Borrower or to which its property is subject or of any material agreement, lease, licence, permit or other instrument to which the Borrower is a party or is otherwise bound or by which the Borrower benefits or to which its property is subject and do not require the consent or approval of any Governmental Authority or any other party of which the failure to have received or obtained would have or would reasonably be expected to have a Material Adverse Effect.
     The representations and warranties set out in this Agreement shall survive the execution and delivery of this Agreement and the making of each Drawdown, notwithstanding any investigations or examinations which may be made by or on behalf of the Agent, the Lenders or Lenders’ Counsel. Such representations and warranties shall survive until the Credit Agreement has been terminated.
5.     Condition Precedent
     The amendments and supplements to the Credit Agreement contained in herein shall be effective upon, and shall be subject to, the following conditions precedent:
(a)	the Borrower shall have paid to the Agent, for each Lender, the fees required to be paid pursuant to Section 2.4 hereof;

(b)	the Borrower shall have delivered to the Agent a current certificate of compliance in respect of its jurisdiction of incorporation, certified copies of its constating documents, by-laws and the resolutions authorizing this Agreement and the transactions hereunder (or a certification there have been no changes to such documents since May 29, 2008) and an Officer’s Certificate as to the incumbency of the officers thereof signing this agreement;

(c)	the Agent and the Lenders shall have received legal opinions from counsel to the Borrower respecting this Agreement and the transactions contemplated hereby in form and substance as may be required by the Agent, acting reasonably;

(d)	no Default or Event of Default shall have occurred and be continuing and the representations and warranties contained in Section 8.1 of the Credit Agreement shall be true and correct in all material respects and the Borrower shall have delivered to the Agent an Officer’s Certificate confirming the same; and

(e)	no consents, approvals or authorizations are required for the increase in the Credit Facility (except for those that have been unconditionally obtained and are in full force and effect, unamended).
     The foregoing conditions precedent are inserted for the sole benefit of the Lenders and the Agent and may be waived in writing by the Lenders, in whole or in part (with or without terms and conditions).
6.     Confirmation of Credit Agreement and other Loan Documents
     The Credit Agreement and the other Documents to which the Borrower is a party and all covenants, terms and provisions thereof, except as expressly amended and supplemented by this

Agreement, shall be and continue to be in full force and effect and the Credit Agreement as amended and supplemented by this Agreement and each of the other Documents to which the Borrower is a party is hereby ratified and confirmed and shall from and after the date hereof continue in full force and effect as herein amended and supplemented, with such amendments and supplements in Section 2 hereof being effective from and as of the date hereof upon satisfaction of the conditions precedent set forth in Section 5 hereof.
7.     Further Assurances
     The parties hereto shall from time to time do all such further acts and things and execute and deliver all such documents as are required in order to effect the full intent of and fully perform and carry out the terms of this Agreement.
8.     Enurement
     This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.
9.     Counterparts
     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Such executed counterparts may be delivered by facsimile or other electronic transmission and, when so delivered, shall constitute a binding agreement of the parties hereto.
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          IN WITNESS WHEREOF the parties hereto have executed this Agreement.

POTASH CORPORATION OF SASKATCHEWAN INC.
By:	/s/ Wayne Brownlee
Wayne R. Brownlee
Executive Vice President and Chief Financial Officer

By:	/s/ Denis Sirois
Denis Sirois
Vice President and Corporate Controller

LENDERS: THE BANK OF NOVA SCOTIA
By:	/s/ Jeff Cebryk
	Name:	Jeff Cebryk
	Title:	Director

By:	/s/ Dan Lindquist
	Name:	Dan Lindquist
	Title:	Managing Director

ROYAL BANK OF CANADA
By:	/s/ Pascal Muzard
	Name:	Pascal Muzard
	Title:	Attorney-in-fact

By:
Name:
Title:

BANK OF MONTREAL
By:	/s/ Sean Gallaway
	Name:	Sean P. Gallaway
	Title:	Vice President

By:
Name:
Title:

BANK OF TOKYO-MITSUBISHI UFJ (CANADA)
By:	/s/ Davis Stewart
	Name:	Davis J. Stewart
	Title:	Senior Vice President

By:	/s/ Masayuki Izaki
	Name:	Masayuki Izaki
	Title:	EVP & General Manager Vancouver Office

HSBC BANK CANADA
By:	/s/ Greg Gannett
	Name:	Greg Gannett
	Title:	Director

By:	/s/ Quyen Quach
	Name:	Quyen Quach
	Title:	Relationship Manager

BANK OF AMERICA, N.A., CANADA BRANCH
By:	/s/ Medina Sales de Andrade
	Name:	Medina Sales de Andrade
	Title:	Vice President

By:
Name:
Title:

AGENT: THE BANK OF NOVA SCOTIA, in its capacity as Agent
By:	/s/ Jeff Cebryk
	Name:	Jeff Cebryk
	Title:	Director

By:	/s/ Dan Lindquist
	Name:	Dan Lindquist
	Title:	Managing Director

SCHEDULE A
LENDERS AND COMMITMENTS

Lender	Commitments
The Bank of Nova Scotia	Commitment: U.S.$250,000,000

Royal Bank of Canada	Commitment: U.S.$275,000,000

Bank of Montreal	Commitment: U.S.$250,000,000

Bank of Tokyo-Mitsubishi UFJ (Canada)	Commitment: U.S.$100,000,000

HSBC Bank Canada	Commitment: U.S.$65,000,000

Bank of America, N.A., Canada Branch	Commitment: U.S.$60,000,000